Exhibit 23

Consent of Certified Independent Public Accountants

ITC^Deltacom, Inc.

Employee Profit Sharing and 401(k) Plan

West Point, Georgia

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-62773, and 333-49034) pertaining to ITC^Deltacom, Inc., of our report dated June 30, 2003, with respect to the 2002 financial statements and schedule of the ITC^Deltacom, Inc. Employee Profit Sharing and 401(k) Plan included in this ITC^Deltacom, Inc. Employee Profit Sharing and 401(k) Plan Annual Report on Form 11-K for the year ended December 31, 2002.

/s/ BDO SEIDMAN, LLP

Atlanta, Georgia

July 10, 2003